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                                                                   Exhibit 10.23

                                2004-2 AMENDMENT
                                     TO THE
                                    STEELCASE
                       BENEFIT PLAN FOR OUTSIDE DIRECTORS
                         (EFFECTIVE AS OF MARCH 1, 1999)

                  This 2004-2 Amendment to the STEELCASE BENEFIT PLAN FOR OUTSIDE DIRECTORS ("Plan") is adopted by STEELCASE INC. to be effective as of March 1, 2004.

                  Pursuant to Section 1.3 of the Plan, Steelcase Inc. amends the Plan as follows:

                                       A.

                  Section 1.5(bb) is amended as follows:

                           (bb) NURSE PRACTITIONER: A person who is licensed or certified to practice as a nurse practitioner and fulfills all of the following requirements:

                                    (i)      The person is licensed by a board
                  of nursing as a registered nurse;

                                    (ii)     The person has completed a program
                  approved by the state for the preparation of nurse practitioners; and

                                    (iii)    The person is working under the
                  direct supervision of a Physician.

                  Nurse Practitioners are payable on the same Eligible Expenses as given by a Physician.

                                       B.

                  Article VI is amended as follows:

                                   ARTICLE VI

               PLAN'S RIGHT TO REIMBURSEMENT AND SUBROGATION RIGHT

                  6.1      PLAN'S RIGHT TO REIMBURSEMENT.

                  If the Plan pays benefits and another party (other than the Participant or the Plan) is or may be liable for the expenses, the Plan has a right of reimbursement which entitles it to

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recover from the Participant or another party 100% of the amount of benefits paid by the Plan to or on behalf of the Participant.

                  The Plan's right to 100% reimbursement applies:

                           (a) Not only to any recovery the Participant receives or is entitled to receive from the other party but also to any recovery the Participant receives or is entitled to receive from the other party's insurer or a plan under which the other party has coverage.

                           (b) To any recovery from the Participant's own insurance policy, including, but not limited to, coverage under any uninsured or underinsured policy provisions.

                           (c) Even if the other party is not found to be legally at fault for causing the Participant to incur the expenses paid or payable by the Plan.

                           (d) Even if the damages recovered or recoverable from the other party, its insurer or plan or the Participant's policy are not for the same charges or types of losses and damages as those for which benefits were paid by the Plan.

                           (e) To any full or partial recovery, regardless whether the recovery fully compensates the Participant for his Injuries and regardless whether the Participant is made whole by the recovery.

                           (f) To the entire amount of the recovery. The Plan disavows any obligation to pay all or any portion of the Participant's attorneys fees or costs in obtaining the recovery.

                  6.2      PLAN'S SUBROGATION RIGHT TO INITIATE LEGAL ACTION.

                  If a Participant does not bring an action against the other party who caused the need for benefits paid by the Plan within a reasonable period of time after the claim arises, the Plan shall have the right to bring an action against the other party to enforce and protect its right to reimbursement as described in this Article. In this circumstance, the Plan shall be responsible for its own attorneys' fees.

                  6.3      COOPERATION OF PARTICIPANT.

                  A Participant shall do whatever is necessary and shall cooperate fully to secure the rights of the Plan described in this Article. This includes assigning the Participant's rights against any other party to the Plan and executing any other legal documents that may be required by the Plan.

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                  6.4      PLAN'S RIGHT TO WITHHOLD PAYMENT.

                  The Plan may withhold payment of benefits when it appears that a party other than the Participant or the Plan may be liable for the expenses until such liability is legally determined. Further, as a pre-condition to paying benefits when it appears that the need for the benefits paid by the Plan was caused by another party, the Plan may withhold the payment of benefits until the Participant signs an agreement furnished by the Plan Administrator setting forth the Plan's right to reimbursement and subrogation right.

                  6.5      PRECONDITIONS TO PARTICIPATION AND THE RECEIPT OF
                           BENEFITS.

                  All of the following rules are preconditions to an individual's participation in the Plan and the receipt of Plan benefits:

                           (a) The Participant agrees not to raise any make-whole, common fund or other apportionment claim or defense to any action or case involving reimbursement or subrogation in connection with the Plan, and acknowledges that the Plan expressly disavows such claims or defenses.

                           (b) The Participant agrees not to raise any ERISA jurisdictional or procedural issue which would defeat the Plan's claim to reimbursement or subrogation in connection with the Plan.

                           (c) The Participant specifically acknowledges the Plan's fiduciary right to bring an equitable reimbursement recovery action under Section 502 of ERISA should the Participant obtain or be entitled to obtain a recovery from another party who is or may be liable for the expenses paid by the Plan. In connection with such an action, the Participant agrees that the Plan shall have a constructive trust over (1) any recovery obtained or sought by the Participant; (2) any real or personal property purchased with any such recovery; and/or
         (3) any real or personal property owned by the Participant of equal value to any such recovery.

                           (d) The Participant specifically recognizes that the Plan has the right to intervene in any third party action to enforce its reimbursement rights. The Participant consents to such intervention.

                           (e) The Participant specifically agrees that the Plan has the right to obtain injunctive relief prohibiting the Participant from accepting or receiving any settlement or other recovery related to the expenses paid by the Plan until the Plan's right to reimbursement is fully satisfied. The Participant consents to such injunctive relief.

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                  6.6      NOTICE AND SETTLEMENT OF CLAIM.

                  A Participant shall give the Plan Administrator written notice of any claim against another party as soon as the Participant becomes aware that he may recover damages from another party. A Participant shall be deemed to be aware that he may recover damages from another party upon the earliest of the following events:

                           (a) The date the Participant retains an attorney in connection with the claim; and

                           (b) The date a written notice of the claim is presented to another party or the other party's insurer or attorney by the Participant or the Participant's insurer or attorney.

                  A Participant shall not compromise or settle any claim against another party without the prior written consent of the Plan Administrator. If a Participant fails to provide the Plan Administrator with written notice of a claim as required in this Section or if a Participant compromises or settles a claim without prior written consent as required in this Section, the Plan Administrator shall deem the Participant to have committed fraud or misrepresentation in a claim for benefits and accordingly, shall terminate the Participant's participation in the Plan.

                                       C.

                  The Deductible in Section 8.2 shall be increased from $200 (as revised by the 2003-1 Amendment) to $250.

                                       D.

                  Section 8.4(d) is amended as follows:

                  (d) CHIROPRACTIC TREATMENT. Charges for chiropractic services are reimbursed at 60%, up to a maximum benefit of $625 per Participant per Plan Year (See Section 8.7(q)).

                                       E.

                  Subsections (d), (h), (i), (p), (q) and (s) of Section 8.7 are amended as follows:

                  (d) NURSING AND THERAPY. Charges made by a registered nurse, Nurse Practitioner, licensed practical nurse or physical, occupational, or speech therapist for nursing care or treatment, including cardiac rehabilitation. Coverage is for medical restorative purposes only and not for learning disabilities.

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                           (i)      For physical therapy, Developmental
                  Treatment and sports-related training is not eligible.

                           (ii) For occupational therapy, Developmental Treatment and cognitive treatment is not eligible.

                           (iii) For speech therapy, Developmental Treatment and cognitive treatment is not eligible.

                  (H) MISCELLANEOUS. Charges for the following services and supplies:

                           (i)      X ray examinations, and microscopic
                  laboratory tests;

                           (ii)     Anesthesia, oxygen and their administration;

                           (iii)    X ray and radioactive isotope therapy;

                           (iv)     Drugs and medicines dispensed by a
                  Physician;

                           (v)      Blood, blood derivatives and their
                  administration;

                           (vi) Casts, splints, trusses, braces, crutches, surgical dressings, ostomy supplies and initial artificial limbs or eyes;

                           (vii) Repair and adjustment of artificial limbs and braces where the repair or adjustment is due to wear and tear, accident, or when Medically Necessary;

                           (viii) Replacement of artificial limbs or braces subject to the following conditions:

                                    (A)      The replacement must be due to wear
                           and tear or accident and the device is beyond repair, or replacement is Medically Necessary;

                                    (B)      The replacement device must be the
                           same as or equivalent to the device being replaced;
                           and

                                    (C)      The device shall be replaced only
                           once per Plan Year;

                           (ix) Surgically implanted internal prosthetic devices and special appliances/devices that are worn externally, when the appliances or devices temporarily or permanently replace all or part of the functions of an inoperative or malfunctioning body organ, or an external body part, lost, weakened or deformed as a result of an Illness or Injury. When an appliance or device is covered, the

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                  Plan shall repair or replace it if that need arises because of normal growth or normal wear and tear. Coverage is for standard prosthetics and orthotic/support devices only.

                           (x) Rental (or purchase, if economically justified), of non life sustaining equipment such as a wheelchair, hospital type bed, and equipment for the administration of oxygen. Wheelchairs are covered if the patient's condition would otherwise cause them to be bed or chair-confined. An electric wheelchair is covered if the patient is unable to operate a wheelchair manually;

                           (xi) Charges for kidney, dialysis and other similar treatment;

                           (xii)    Charges for chemotherapy and anesthetics;
                  and

                           (xiii) Charges for allergy testing, evaluations and injections, including serum costs to the extent not covered under the Prescription Drug program (see subsection (u)).

                  (i) MENTAL OR NERVOUS DISORDERS. Charges for the treatment of a Mental or Nervous Disorder, where services are rendered on an inpatient, partial hospitalization or outpatient basis, subject to the special Deductible, Copayment and maximum benefit rules described in Section 8.4. Treatment which is precertified and case managed by the URP, is an Eligible Expense if the Participant is treated by one of the following:

                           (i) An individual certified or licensed as a social worker by appropriate governmental authority where such person renders services;

                           (ii) A Nurse Practitioner with a master's degree in psychiatric nursing; or

                           (iii) A clinical psychologist who is licensed and certified as a psychologist by the appropriate governmental authority where such person renders service.

                  Charges for the outpatient treatment of a Mental or Nervous Disorder may also include intensive outpatient treatment and home care provided by a psychiatric mental health nurse who has experience in the field of psych/mental health, medical/surgical nursing and home care, working under the direction of a Physician.

                  Charges for non-medical services (other than marital or family counseling) are not covered. Charges related to long-term therapy are not covered.

                  The Plan Administrator or its agent or contractor reserves the right to determine the original or continuing eligibility of expenses for the treatment of Mental or Nervous Disorders. Such determination shall be made by a Physician or consulting psychologist of the Company's choice. Failure of the Participant to agree to such an

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         examination shall result in termination or denial of his or her claim for the treatment of Mental or Nervous Disorders. Services not case-managed by the URP shall be paid at a reduced rate.

                  (p) PREVENTIVE CARE. 100% of the Reasonable and Customary Charge (no Deductible or Copayment shall apply) for preventive testing expenses (minus a diagnosis) for health risk appraisals, physical exams, immunizations, blood pressure readings, blood chemistry, EKG testing, hemocults, pap smears, mammography screenings (once per Plan Year for women age 35 and over), sigmoidoscopies, colonoscopies, PSA testing, prostate exams, and laboratory services, up to a Plan Year total of $500 in Eligible Expenses per person. Any cancer screening tests recommended by the American Cancer Society will be a covered preventive care benefit in the frequency recommended by the American Cancer Society (unless the Plan specifies a more generous frequency). Services over $500 per Participant per Plan Year shall not be considered for payment. If a new diagnosis is found as a result of a wellness physical exam, the eligible charges shall be paid at the preventive care level.

                  (q) CHIROPRACTIC EXPENSES. Chiropractic expenses are payable at 60%, subject to a limit of $625 per Participant per Plan Year, for the detection and correction, by manual or mechanical means (including incidental x-rays) of a structural imbalance, distortion or subluxation for the removal of nerve interference where such interference is the result of or related to distortions or subluxations of misalignment of the vertebrae column. Care is not to be used in conjunction with physical or occupational therapy, Chronic Treatment or Preventive Care.

                  (s) INFERTILITY EXPENSES. Tests or procedures to diagnose the cause of infertility are Medically Necessary as are drug therapy and Surgical Procedures to treat the cause of infertility. Covered services include the following:

                           (i)      DIAGNOSTIC WORK-UP FOR FEMALES:

                                    (A)      Antibody testing;

                                    (B)      Laparoscopy/hysteroscopy;

                                    (C)      Hysterosalpingram;

                                    (D)      Serology; and

                                    (E)      Other miscellaneous laboratory
                           services.

                           (ii)     DIAGNOSTIC WORK-UP FOR MALES:

                                    (A)      Same laboratory tests as females;

                                    (B)      Semen analysis;

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                                    (C)      Sperm count; and

                                    (D)      Post coital test.

                           (iii)    COVERED SURGICAL PROCEDURES:

                                    (A)      Tuboplasty, except to reverse
                           previous voluntary sterilization;

                                    (B)      Salpingoplasty, except to reverse
                           previous voluntary sterilization;

                                    (C)      Surgical correction of a congenital
                           deformity of the reproductive system; and

                                    (D)      Cervical cerclage.

                  Drug therapy is covered for four cycles and if pregnancy has not occurred, additional medical documentation must be provided before allowing ongoing treatment. This consists of office notes during the past four cycles, lab values (including FSH and LH) and ultrasound results. Fertility drugs are only covered if obtained through the mail-order program (see subsection (u)).

                                       F.

                  Section 8.7(u), as most recently amended by the 2003-1 Amendment, is amended as follows:

                  (u) PRESCRIPTION DRUGS. If specifically indicated in an Appendix, prescription drugs shall constitute an Eligible Expense under the medical options and the normal Deductible and Copayment rules shall apply. Otherwise, a Participant may only fill orders and refills for prescription drugs through the prescription drug card program. Under the prescription drug card program, the Plan shall pay 100% of the Reasonable and Customary Charge, in excess of the prescription Copayment amount, for each prescription or refill of a prescription drug pursuant to the Company's mail-order and retail pharmacy options. For this purpose, except as specifically indicated in an Appendix, the prescription Copayment amount is as follows:

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Mail-order copay (for supply of       $30 per generic drug
three months or more)                 $60 per formulary brand-name drug
                                      $90 per non-formulary brand-name drug

Participating retail pharmacy copay   $15 per generic drug
(for supply of 30 days or less)       $30 per formulary brand-name drug
                                      $45 per non-formulary brand-name drug

                  Further, the prescription drug provider (i.e., the mail-order program or participating retail pharmacy) shall be directed to dispense generic drugs whenever possible. If an equivalent generic is unavailable, the prescription drug provider shall be directed to dispense a formulary brand-name drug whenever possible (i.e., an equivalent formulary brand-name drug is available). The only exception to this general rule is if the Physician's order for the prescription drug specifies a non-formulary brand-name drug where a generic or formulary brand-name drug is available or specifies a formulary brand-name where a generic drug is available. This is known as the "dispensed as written" or DAW prescription order rule. If the Physician's order is not labeled DAW and the Participant requests that a formulary or non-formulary brand-name drug be dispensed when an equivalent lesser cost generic prescription drug is available, the Participant must pay the difference in cost between the brand-name prescription drug ordered and the generic equivalent prescription drug, in addition to the generic prescription Copayment amount.

                                       G.

         A new subsection (w) is added to Section 8.7 to read as follows:

                  (w) DIABETES. The following treatment for diabetes, to the extent not covered under the Prescription Drug Benefit (see subsection (u)):

                           (i) Blood glucose monitors, including monitors for the legally blind;

                           (ii) Test strips for glucose monitors, visual reading and urine testing strips, lancets and spring powered lancet devices;

                           (iii)    Mechanical injection aids;

                           (iv)     Cartridges for the legally blind;

                           (v)      Syringes;

                           (vi)     Insulin pumps and related appurtenances;

                           (vii)    Insulin infusion devices;

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                           (viii)   Oral agents for controlled blood sugar and
         other medications if filled by a pharmacist;

                           (ix) Diabetes self-management training, including information on medical nutrition therapy;

                           (x) Medications prescribed by a podiatrist used in the treatment of foot ailments, infections and other medical conditions of the foot, ankle or nails associated with diabetes; and

                           (xi) Diabetes self-management training provided by a podiatrist to insure that persons with diabetes are trained as to the proper self-management and treatment of their diabetic condition related to conditions of the foot, ankle, and nails attributable to diabetes.

                                       H.

         Sections (a) and (i) of Article IX are amended as follows:

                  (a) Services or supplies received as a result of an act of declared or undeclared war (including resistance to armed aggression) occurring while a Participant. This exclusion shall not apply to acts of terrorism and shall only apply where the Participant is serving in the military forces of the U.S.A. or another federal government.

                  (i) Charges for cosmetic care, custodial care, Maintenance Treatment or experimental care. However, charges for reconstructive surgery to correct a congenital birth defect or the effects of any Illness or Injury shall be eligible for coverage.

                                       I.

                  In all other respects, the Plan shall be unchanged.

                  IN WITNESS OF WHICH, Steelcase Inc. has executed this 2004-2 Amendment to the Plan.

                                    STEELCASE INC.

Dated: February 4, 2004             By /s/  Nancy W. Hickey
                                      -----------------------------------------
                                     Its Sr. Vice President, Global Strategic
                                       Resources & Chief Administrative Officer

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